Exhibit 99.1

MaxCyte Reports First Quarter Financial Results

MaxCyte Increases 2022 Core Revenue Growth Guidance to be at least 25% and Reiterates Milestone Revenue Guidance of $4 million

GAITHERSBURG, MD, May 9, 2022 — MaxCyte, Inc., (NASDAQ: MXCT; LSE: MXCT), a leading commercial cell-engineering company focused on providing enabling platform technologies to advance innovative cell-based research as well as next-generation cell therapeutic discovery, development and commercialization, today announced financial results for the first quarter ended March 31, 2022 and increased full year 2022 revenue guidance.

First Quarter Highlights

•

Total revenue of $11.6 million in the first quarter of 2022, an increase of 78% over the first quarter of 2021 driven by strong growth in the core business; core business revenues grew 48% consisting of revenue from cell therapy customers increasing by 57% and drug discovery customers by 23%.

•

Generated a total of $2.0 million in Strategic Platform License (SPL) Program-related revenue in the first quarter of 2022, compared to immaterial SPL Program-related revenue in the first quarter of 2021.

•	2022 revenue guidance includes expectations for core business revenue growth to be at least 25% and expected SPL Program-related revenue of approximately $4 million.
•	With the addition of Intima Bioscience in February 2022, the total number of SPLs now stands at 16.

“We are pleased with this positive start to 2022 at MaxCyte, with very strong first quarter results, including 48% year-over-year core business revenue growth driven by ongoing significant growth in sales to cell therapy customers. We are encouraged by the continued expansion of our portfolio of SPLs with the addition of Intima Bioscience, our sixteenth SPL, as well as the exciting clinical progress of our existing SPL partners. The milestone revenue recorded over the period reflects the progress being made by our partners in early and mid-stage clinical development programs,” said Doug Doerfler, President and CEO of MaxCyte.

“I am proud of our continued support for the clinical progress of our partners and the success of our growing global commercial team.

“In addition to the progress made by SPL programs that have entered the clinic, our SPL partners are using MaxCyte’s technology to work on a broad range of new cell types, approaches and indications including solid tumors and autoimmune disease, which also demonstrates the depth and breadth of our ExPERT™ platform.  Ongoing investments in our field and lab science teams and the progress of our in-house manufacturing initiative leaves us well-positioned to support growing adoption of the ExPERT™ platform technology for cellular-based research and next-generation therapeutic development.”

The following table provides details regarding the sources of our revenue for the periods presented.

	Three Months Ended
	March 31,
	(Unaudited)
	2022	2021	%
(in thousands, except percentages)
Cell therapy	$7,416	$4,729	57%
Drug discovery	2,167	1,762	23%
Program-related	2,004	4	NM
Total revenue	$11,587	$6,495	78%

First Quarter 2022 Financial Results

Total revenue for the first quarter of 2022 was $11.6 million, compared to $6.5 million in the first quarter of 2021, representing growth of 78%.

Core business revenue was $9.6 million, including revenue growth from cell therapy customers of 57% and from drug discovery customers of 23%, compared to core business revenue of $6.5 million in the same period last year.

Our SPL Program-related revenue was $2.0 million, compared to immaterial SPL Program-related revenue in the first quarter of 2021.

Gross profit for the first quarter of 2022 was $10.5 million (91% gross margin), compared to $5.8 million (89% gross margin) in the same period of the prior year. The increase in gross margin was driven by the higher SPL Program-related revenues; excluding SPL Program-related revenues, gross margin was relatively unchanged.

Operating expenses for the first quarter of 2022 were $14.7 million, compared to operating expenses of $12.2 million in the first quarter of 2021. The prior year operating expenses included $3.9 million of CARMA-related expenses that did not recur in 2022, as we have ceased developing the CARMA platform. The overall increase in operating expenses was primarily driven by increased headcount to support growth in field sales and science, manufacturing and lab teams. Growth in public company-related and stock-based compensation expense also contributed to the higher level of expenses compared with the same period a year ago.

First quarter 2022 net loss was $4.1 million compared to net loss of $7.1 million for the same period in 2021; EBITDA, a non-GAAP measure, was a loss of $3.7 million for the first quarter of 2022, compared to a loss of $6.4 million for the first quarter of the prior year; stock-based compensation expense was $2.5 million versus $1.3 million for the same period in the prior year.

Total cash, cash equivalents and short-term investments were $246.3 million as of March 31, 2022.

2022 Revenue Guidance

Management is increasing 2022 revenue guidance based on our expectations for the core business.

We expect core business revenue (instruments and disposables to cell therapy and drug discovery customers and excluding program-related revenue) to grow at least 25% compared to 2021 core business revenue. We also continue to expect SPL Program-related revenue to be approximately $4 million in 2022.

Webcast and Conference Call Details

MaxCyte will host a conference call today, May 9, 2022, at 4:30 p.m. Eastern Time. Interested parties may access the live teleconference by dialing (844) 679-0933 for domestic callers, (918) 922-6914 for international callers, for 0203 1070 289 U.K domestic callers, or for 0800 0288 438 U.K. international callers followed by Conference ID: 1953037. A live and archived webcast of the event will be available on the “Events” section of the MaxCyte website at https://investors.maxcyte.com/.

Non-GAAP Financial Measures

This press release contains EBITDA, which is a non-GAAP measure defined as earnings, before interest, tax, depreciation and amortization.  MaxCyte believes that EBITDA provides useful information to management and investors relating to its results of operations. The company’s management uses this non-GAAP measure to compare the company’s performance to that of prior periods for trend analyses, and for budgeting and planning purposes. The company believes that the use of EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other companies, many of which present similar non-GAAP financial measures to investors, and that it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making.

Management does not consider EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of EBITDA is that it excludes significant expenses that are required by GAAP to be recorded in the company’s financial statements. In order to compensate for these limitations, management presents EBITDA together with GAAP results. Non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation table of net loss, the most comparable GAAP financial measure, to EBITDA is included at the end of this release. MaxCyte urges investors to review the reconciliation and not to rely on any single financial measure to evaluate the company’s business.

About MaxCyte

MaxCyte is a leading commercial cell-engineering company focused on providing enabling platform technologies to advance innovative cell-based research as well as next-generation cell therapeutic discovery, development and commercialization. Over the past 20 years, we have developed and commercialized our proprietary Flow Electroporation® platform, which facilitates complex engineering of a wide variety of cells. Our ExPERT™ platform, which is based on our Flow Electroporation technology, has been designed to support the rapidly expanding cell therapy market and can be utilized across the continuum of the high-growth cell therapy sector, from discovery and development through commercialization of next-generation, cell-based medicines. The ExPERT family of products includes: four instruments, the ATx™, STx™ GTx™ and VLx™; a portfolio of proprietary related processing assemblies or disposables; and software protocols, all supported by a robust worldwide intellectual property portfolio.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our revenue guidance for the year ending December 31, 2022, and expectations regarding adoption of the ExPERT™ platform, expansion of and revenue from our SPL Programs and the progression of our customers’ programs into and through clinical trials. The words "may," “might,” "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," “expect,” "estimate," “seek,” "predict," “future,” "project," "potential," "continue," "target" and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with the impact of COVID-19 on our operations; the timing of our customers’ ongoing and planned clinical trials; the adequacy of our cash resources and availability of financing on commercially reasonable terms; and general market and economic conditions. These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on March 22, 2022, as well as in discussions of potential risks, uncertainties, and other important factors in the other filings that we make with the Securities and Exchange Commission from time to time. These documents are available under the “SEC filings” page of the Investors section of our website at http://investors.maxcyte.com. Any forward-looking statements represent our views only as of the date of this press release and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

MaxCyte Contacts:

US IR Adviser	+1 415-937-5400
Gilmartin Group	ir@maxcyte.com
David Deuchler, CFA

US Media Relations	+1 408-497-8568
Valerie Enes
Seismic

Nominated Adviser and Joint Corporate Broker	+44 (0)20 7886 2500
Panmure Gordon
Emma Earl / Freddy Crossley
Corporate Broking
Rupert Dearden

UK IR Adviser
Consilium Strategic Communications	+44 (0)203 709 5700
Mary-Jane Elliott	maxcyte@consilium-comms.com
Chris Welsh

MaxCyte, Inc.

Unaudited Consolidated Balance Sheets

	March 31,	December 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$239,777,300	$47,782,400
Short-term investments, at amortized cost	6,498,600	207,261,400
Accounts receivable	8,627,800	6,877,000
Accounts receivable - TIA	2,119,200	—
Inventory	6,581,600	5,204,600
Prepaid expenses and other current assets	2,190,200	3,307,400
Total current assets	265,794,700	270,432,800

Property and equipment, net	13,203,700	7,681,200
Right of use asset - operating leases	10,901,900	5,689,300
Other assets	1,054,900	316,700
Total assets	$290,955,200	$284,120,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,365,700	$1,820,300
Accrued expenses and other	3,870,800	6,523,500
Operating lease liability, current	480,200	527,200
Deferred revenue, current portion	6,831,700	6,746,800
Total current liabilities	15,548,400	15,617,800

Operating lease liability, net of current portion	12,770,900	5,154,900
Other liabilities	451,100	450,200
Total liabilities	28,770,400	21,222,900

Commitments and contingencies (Note 8)
Stockholders’ equity
Preferred stock, $0.01 par value; 5,000,000 shares authorized and no shares issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 101,509,892 and 101,202,705 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	1,015,100	1,012,000
Additional paid-in capital	379,541,500	376,189,600
Accumulated deficit	(118,371,800)	(114,304,500)
Total stockholders’ equity	262,184,800	262,897,100
Total liabilities and stockholders’ equity	$290,955,200	$284,120,000

MaxCyte, Inc.

Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2022	2021
Revenue	$11,587,300	$6,494,900
Cost of goods sold	1,062,600	693,100
Gross profit	10,524,700	5,801,800

Operating expenses:
Research and development	3,765,300	6,076,300
Sales and marketing	3,838,700	2,789,100
General and administrative	6,632,500	2,997,900
Depreciation and amortization	447,300	311,600
Total operating expenses	14,683,800	12,174,900
Operating loss	(4,159,100)	(6,373,100)

Other income (expense):
Interest and other expense	—	(742,300)
Interest income	91,800	9,800
Total other income (expense)	91,800	(732,500)
Net loss	$(4,067,300)	$(7,105,600)
Basic and diluted net loss per share	$(0.04)	$(0.09)
Weighted average shares outstanding, basic and diluted	101,305,943	81,004,081

MaxCyte, Inc.

Unaudited Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(4,067,300)	$(7,105,600)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	487,400	315,900
Net book value of consigned equipment sold	32,800	1,600
Loss on disposal of fixed assets	—	6,100
Fair value adjustment of liability classified warrant	—	347,900
Stock-based compensation	2,462,400	1,319,800
Amortization of discounts on short-term investments	(33,200)	7,500
Non-cash interest expense	—	5,400

Changes in operating assets and liabilities:
Accounts receivable	(1,750,800)	877,600
Accounts receivable - TIA	(2,119,200)	—
Inventory	(1,377,000)	(287,900)
Other current assets	1,117,200	17,700
Right of use asset – operating leases	(5,212,600)	137,300
Right of use asset – finance lease	—	23,800
Other assets	(738,200)	(49,100)
Accounts payable, accrued expenses and other	(150,500)	(1,420,300)
Operating lease liability	7,569,000	(137,600)
Deferred revenue	84,900	1,224,400
Other liabilities	900	73,400
Net cash used in operating activities	(3,694,200)	(4,642,100)

Cash flows from investing activities:
Maturities of short-term investments	200,796,000	16,000,000
Purchases of property and equipment	(5,999,500)	(308,500)
Net cash provided by investing activities	194,796,500	15,691,500

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	51,808,900
Principal payments on notes payable	—	(4,922,400)
Proceeds from exercise of stock options	892,600	2,037,100
Principal payments on finance leases	—	(24,500)
Net cash provided by financing activities	892,600	48,899,100
Net increase in cash and cash equivalents	191,994,900	59,948,500
Cash and cash equivalents, beginning of period	47,782,400	18,755,200
Cash and cash equivalents, end of period	$239,777,300	$78,703,700

Unaudited Reconciliation of Net Loss to EBITDA

	Three Months Ended
	March 31,
	2022	2021
(in thousands)
Net loss	$(4,067)	$(7,106)
Depreciation and amortization expense	487	316
Interest expense, net	(92)	385
Income taxes	—	—
EBITDA	$(3,672)	$(6,405)